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Exhibit 5.1


                              November 12, 1998


GreenPoint Credit Corp.
90 Park Avenue
New York, New York  10016


Ladies and Gentlemen:

  We have acted as counsel to GreenPoint Credit Corp. ("GreenPoint"), and GreenPoint Financial Corp. ("GFC" and each of GreenPoint and GFC, a "Registrant"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of the Registration Statement on Form S-3 filed by the Registrants with the Commission (the "Registration Statement") for the registration under the Securities Act of 1933, as amended, of its Manufactured Housing Contract Trust Pass-Through Certificates (the "Certificates"). The Certificates are issuable in series (each, a "Series") under separate Pooling and Servicing Agreements (each, a "Pooling Agreement") by and among either Registrant or both of them, in each case, as seller of manufactured housing installment sales contracts and installment loan contracts, GreenPoint Credit Corp., as servicer, and the trustee selected for such Series. The Certificates of each Series are to be sold as described in the Registration Statement and the prospectus and prospectus supplement relating to such Series.

  We have examined such instruments, documents and records as we deemed relevant and necessary as a basis for our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (d) that, as to each party (other than the Registrants) to a Pooling Agreement, each Pooling Agreement will be legal, valid and binding obligations enforceable in accordance with their respective terms.

  Based on such examination, we are of the opinion that when the Certificates of each Series have been duly executed, authenticated and delivered in accordance with the terms of the Pooling Agreement relating to such Series and sold in the manner described in the Registration Statement and the prospectus and prospectus supplement relating thereto, the Certificates of such Series will be legally issued, fully paid, non-assessable and binding obligations of the trust created by each Pooling Agreement, and the holders of the Certificates of such Series will be entitled to the benefits of the Pooling Agreement, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent
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GreenPoint Credit Corp.
November 12, 1998
Page 2


conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally and general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement and the prospectus contained therein.


                              Very truly yours,



                              Orrick, Herrington & Sutcliffe LLP